EXHIBIT 10.5

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of September 1, 2007, by and between Cornerstone Opportunity Ventures, LLC, a Delaware limited liability company (“Landlord”), and Cejka Search, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement (as amended from time to time, the “Lease”) dated February 2, 2007 for the use and occupancy of certain premises by Tenant described therein and originally constituting 27,051 rentable square feet (the “Original Demised Premises”) within the commercial office complex located in the City of Creve Coeur, Missouri commonly referred to as CityPlace 4 (the “Building”); and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to their mutual advantage and benefit; and

WHEREAS, words and phrases having defined meanings in the Lease shall have the same respective meanings when used herein, unless otherwise expressly defined herein.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties agree as follows:

1.

Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord approximately two hundred (200) rentable square feet of space on the first (1st) floor of the Building (the “Storage Space”) for use solely as storage space solely in connection with Tenant’s use of the Original Demised Premises.  The Storage Space, together with the Original Demised Premises, shall be included in the definition of “Demised Premises”, and Tenant's use and occupancy of the Storage Space shall be on the same terms and conditions as set forth in the Lease for the remainder of the Demised Premises, except as specifically set forth herein.  Landlord reserves the right, at Landlord’s sole cost and expense, to relocate the Storage Space within the Building or the adjacent office building owned by Landlord commonly known as CityPlace 2 at any time following the delivery of five (5) days written notice to Tenant.

2.

The term of the Lease for the Storage Space shall commence on September 1, 2007 the date hereof (the “Storage Space Commencement Date”). The term of the Lease for the Storage Space shall end simultaneously with the term of the Lease as to the entire Demised Premises on June 30, 2017.

3.

Commencing on the Storage Space Commencement Date and continuing throughout the Term, Tenant shall pay to Landlord Base Annual Rent for the Storage Space in the amount of $16.00 per rentable square foot of the Storage Space.  Base Annual Rent for the Storage Space shall be paid in equal monthly amounts of $266.67 and become due simultaneously with Base Annual Rent for the remainder of the Demised Premises.

4.

Tenant’s obligation to pay, as additional rent, its proportionate share of Landlord’s Operating Expenses for the Building shall not include the obligation to pay the proportionate share of Operating Expenses attributable to the Storage Space.

5.

Landlord shall have no obligation to provide any allowances for Alteration of the Storage Space or perform any Alterations thereto.  Further, Tenant shall have no right to make any Alterations to the Storage Space without the express, written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

6.

This Amendment may be executed in counterparts, all of which shall be construed as an original, and all of which together shall constitute but a single instrument.  This Amendment shall be interpreted in accordance with the laws of the State of Missouri.  If any portion of this Amendment shall be deemed unenforceable, the remainder of this Amendment shall remain in full force and effect to the fullest extent possible.

7.

Except as specifically set forth herein, the Lease remains unchanged.  Landlord and Tenant hereby confirm and ratify each and every term of the Lease, including the terms amended pursuant to this Amendment.

8.

Capitalized terms contained herein that are not defined shall have the meanings ascribed to such terms in the Lease.  In the event of an inconsistency between this Amendment and the Lease, and any exhibits, or conditions referred to in the Lease, the terms of this Amendment shall prevail to the extent of the matters addressed herein.

9.

Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Amendment.  Tenant and Landlord shall mutually indemnify and hold each other harmless from and against any claims for brokerage or commissions asserted by any broker, agent or finder engaged by either party.

IN WITNESS WHEREOF, Landlord and Tenant have signed and dated this Amendment as of the date first set forth hereinabove.

CORNERSTONE OPPORTUNITY VENTURES, LLC		CEJKA SEARCH, INC.
By:
Charles E. Gillum, Director of Asset Management